EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Moody’s Corporation has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our 1.75% Senior Notes due 2027; and (3) our 0.950% Senior Notes due 2030.
DESCRIPTION OF THE COMPANY’S COMMON STOCK
General
We are authorized to issue up to 1,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”). We are also authorized to issue up to 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), none of which are outstanding or reserved for issuance, and 10,000,000 shares of Series Common Stock, par value $.01 per share (“Series Common Stock”), none of which are outstanding or reserved for issuance.
The principal stock exchange on which our Common Stock is listed is the New York Stock Exchange under the symbol “MCO.” All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common shares is not complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate”), and our Amended and Restated By-laws (the “By-laws”) both of which are exhibits to our Annual Report on Form 10-K to which this Exhibit 4.1 is a part.
Voting Rights
The holders of our Common Stock generally are entitled to one vote on all matters submitted for action by our stockholders; provided, however, that, except as otherwise required by law, holders of our Common Stock shall not be entitled to vote on any amendment to the Certificate (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock (if any are issued in the future).
There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the rights applicable to any shares of Preferred Stock or Series Common Stock outstanding at any time, holders of our Common Stock are entitled to receive dividends at such times and in such amounts as the Board of Directors in its discretion shall determine and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation.
Other Rights
The holders of our Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other securities, and our shares of Common Stock are not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions
Some provisions of Delaware law, our Certificate and our By-laws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Certificate and By-laws
The Certificate and the By-laws provide that the affirmative vote of the holders of at least 80 percent in voting power of all the shares entitled to vote generally in the election of directors, voting together as a single class, shall be required:
•for stockholders to remove directors;
•to fill newly created directorships and vacancies at a special meeting;

•to modify the provisions in the Certificate that:
◦address the process for filling vacancies and newly created Board seats;
◦allow the Board of Directors (the “Board”) to adopt, amend, or repeal By-laws;
◦provide that any action by stockholders is to be taken at an annual or special meeting, and not by written consent or at special meetings called by stockholders; and
◦restrict amendments to the Certificate and By-laws that are inconsistent with the foregoing provisions; and
•to amend provisions of the By-laws relating to:
◦the size and election of the Board, and the quorum and vote for Board action; and
◦the submission of nominations and other business at meetings of stockholders, including the advance notice By-laws.
The Certificate and By-laws also:
•authorize the Board to issue, at any time, Preferred Stock, the terms of which may be determined by the Board;
•do not authorize cumulative voting;
•authorize the Board to adopt, amend, or repeal By-laws; and
•provide that only the Secretary or any other officer, whenever directed by the Board or by the Chief Executive Officer, may call a special meeting.
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:
•the Board approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date the person became an interested stockholder, the Board approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.
Section 203 defines a “business combination” to include:
•any merger or consolidation involving us and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;
•in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;
•any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

DESCRIPTION OF THE COMPANY’S 1.75% SENIOR NOTES DUE 2027 AND 0.950% SENIOR NOTES DUE 2030
The following summary of our 1.75% Senior Notes due 2027 (the “2027 notes”) and our 0.950% Senior Notes due 2030 (the “2030 notes” and, together with the 2027 notes, the “notes”) is based on, subject to, and qualified in its entirety by the indenture dated as of August 19, 2010 between Moody’s Corporation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented in respect of the 2027 notes by the fifth supplemental indenture thereto dated as of March 9, 2015 between Moody’s Corporation, the Trustee, and Elavon Financial Services DAC (formerly Elavon Financial Services Limited), UK Branch, as paying agent (the “Paying Agent”) and transfer agent and Elavon Financial Services DAC (formerly Elavon Financial Services Limited), as registrar, and in respect of the 2030 notes by the tenth supplemental indenture thereto dated as of November 25, 2019 between Moody’s Corporation, the Trustee, the Paying Agent, as paying agent, and U.S. Bank National Association as registrar and transfer agent. References to the “Company,” “we,” “us,” “our” and similar words refer to Moody’s Corporation and not to any of its subsidiaries. The 2027 notes and the 2030 notes are traded on The New York Stock Exchange under the trading symbols “MCO 27” and “MCO 30,” respectively.
General
The notes:
•are senior unsecured obligations of ours;
•rank equally with all of our other senior unsecured indebtedness from time to time outstanding;
•are structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables;
•are effectively junior to any existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;
•were initially limited to €500,000,000 aggregate principal amount for the 2027 notes and €750,000,000 aggregate principal amount for the 2030 notes, each of which remains the respective amount outstanding; and
•were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Principal, Maturity and Interest
Each 2027 note bears interest from March 9, 2015 at a rate of 1.75% per year. Each 2030 note bears interest from November 25, 2019 at a rate of 0.950% per year. Interest on the 2027 notes is payable annually in arrears on March 9 of each year. Interest on the 2030 notes is payable annually in arrears on February 25 of each year. Interest on the notes is computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the notes of the applicable series, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.
Interest on the 2027 notes accrues from and including March 9, 2015. Interest on the 2030 notes accrues from and including November 25, 2019. Interest on the notes of each series will be paid to holders of record on the date that is 15 calendar days immediately before the respective interest payment date. The rights of holders of beneficial interests of notes of either series to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear Bank SA/ NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).
The 2027 notes and the 2030 notes will mature on March 9, 2027 and February 25, 2030, respectively. On the respective maturity dates of the notes, the holders will be entitled to receive 100% of the principal amount of the notes of the applicable series. The notes do not have the benefit of any sinking fund.
With respect to the notes, a “business day” means any day, other than a Saturday or Sunday, (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Priority
The notes are general unsecured obligations of ours and will rank equally with all of our existing and future unsubordinated obligations.
Holders of any secured indebtedness we may issue will have claims that are prior to claims of the holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.
We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes are “structurally” subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). As a result all existing and future liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries.
Further Issues
The indenture provides that we may issue debt securities (the “debt securities”) thereunder from time to time in one or more series, and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture.
The 2027 notes and 2030 notes each constitute a separate series of debt securities under the indenture, initially limited to €500,000,000 and €750,000,000, respectively. Under the indenture, we may, without the consent of the holders of the notes of the applicable series, “reopen” either series and issue additional notes of such series from time to time in the future, provided that if the additional notes of such series are not fungible for U.S. federal income tax purposes with the notes of such series, the additional notes of such series will have a separate ISIN and/or any other identifying number. This means that, in circumstances where the indenture provides for the holders of notes of either series to vote or take any action, any of the outstanding notes of either series as well as any respective additional notes of such series that we may issue by reopening the series, will vote or take action as a single class.
Optional Redemption
We may redeem all or a portion of either series of notes at our option at any time or from time to time as set forth below. We may redeem such notes at a redemption price equal to the greater of:
•100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and
•the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points for the 2027 notes and 20 basis points for the 2030 notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the 2027 notes at our option at any time on or after December 9, 2026 (90 days prior to their maturity) and all or a portion of the 2030 notes at our option at any time on or after November 25, 2029 (three months prior to their maturity), in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.
We will, or will cause the Trustee or Paying Agent on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the Paying Agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes of either series are to be redeemed, the Paying Agent will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of the applicable series not previously called by such method as the Paying Agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.
We may at any time, and from time to time, purchase the notes of either series at any price or prices in the open market or otherwise.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay to the holder of any 2027 note such additional amounts as may be necessary to ensure that every net payment on such 2027 note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such 2027 note to be then due and payable. However, we will not pay additional amounts for or on account of
1) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a holder or beneficial owner of a 2027 note) between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such holder or beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a 2027 note and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
2) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;
3) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;
4) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);
5) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation (where such presentation is required) of such 2027 note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

6) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such 2027 note;
7) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;
8) any withholding or deduction that is imposed on a payment that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with our introduced in order to conform to, such Directive or Directives;
9) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any 2027 note if such payment can be made without such withholding by at least one other paying agent;
10) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
11) any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a 2027 note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a 2027 note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;
12) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
13) any tax, assessment or other governmental charge imposed under Sections 1471-1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”), any agreement with the U.S. Internal Revenue Service in connection with FATCA, any intergovernmental agreement between the United States and any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or in connection with, FATCA or any intergovernmental agreement; or
14) any combination of items (1) through (13) above.
We will, subject to the exceptions and limitations set forth below, pay to the holder of any 2030 note such additional amounts as may be necessary to ensure that every net payment on such 2030 note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such 2030 note to be then due and payable. However, we will not pay additional amounts for or on account of
1) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a holder or beneficial owner of a 2030 note) between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such holder or beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a 2030 note and the United States, or any political subdivision or taxing authority of the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
2) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;
3) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

4) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;
5) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation (where such presentation is required) of such 2030 note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;
6) any tax, assessment or other governmental charge that is payable or otherwise imposed by any method other than withholding or deduction by us or any paying agent from payments in respect of such 2030 note;
7) any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;
8) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any 2030 note if such payment can be made without such withholding by at least one other paying agent;
9) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
10) any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a 2030 note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a 2030 note, if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;
11) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
12) any tax, assessment or other governmental charge imposed under Sections 1471-1474 of FATCA, any agreement with the U.S. Internal Revenue Service in connection with FATCA, any intergovernmental agreement between the United States and any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted, or practices adopted, in any jurisdiction implementing, or in connection with, FATCA or any intergovernmental agreement, treaty or convention implementing FATCA; or
13) any combination of items (1) through (12) above.
In addition, we will not pay additional amounts to a beneficial owner of a note of either series that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note of either series that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner of a note” includes any person holding a note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
With respect to the 2027 notes, we undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.
In the event that we are required to pay additional amounts to holders of notes of either series, we will provide written notice to the Trustee of its obligation to pay additional amounts, and the notice shall set forth the additional amounts to be paid by us on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of notes of either series to determine the additional amounts, or with respect to the nature, extent, or calculation of the amount of additional amounts owed, or with respect to the method employed in such calculation of the additional amounts.

Redemption for Tax Reasons
The 2027 notes and the 2030 notes will mature and be redeemed at par on their maturity dates of March 9, 2027 and February 25, 2030, respectively, and are not redeemable prior to maturity except as described above under “—Optional Redemption” or below under “—Change of Control” or upon certain tax events described below.
We may redeem the notes of either series prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:
•as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after March 9, 2015 for the 2027 notes and November 25, 2019 for the 2030 notes, we have or will become obligated, on the next date on which any payment under the notes of such series is due, to pay additional amounts with respect to the notes of such series as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or
•on or after March 9, 2015 for the 2027 notes and November 25, 2019 for the 2030 notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes of such series, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.
If we exercise our option to redeem the notes of either series, we will deliver to the Trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes of such series and an opinion of independent tax counsel to the effect that the circumstances described in either of the above bullets exist.
Merger, Consolidation or Sale of Assets
Under the terms of the indenture, we are permitted to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:
•any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;
•immediately following the consolidation, merger, sale or conveyance, the resulting, surviving or transferee entity (if other than us) would not be in default in the performance of any covenant in the indenture; and
•we must deliver a supplemental indenture by which the surviving entity (if other than us) expressly assumes our obligations under the indenture.
In the event that we consolidate or merge with another entity or sell all or substantially all of our assets to another entity, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.
Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.
Change of Control
Upon the occurrence of a Change of Control Triggering Event with respect to either series of notes, unless we have exercised our right to redeem the notes of such series as described under “Optional Redemption” above, the indenture provides that each holder of notes of such series will have the right to require us to purchase all or a portion of such holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes of such series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes of such series electing to have notes of such series purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes of such series to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.
Our ability to pay cash to holders of notes of a series upon a repurchase may be limited by our then existing financial resources.
Holders of either series of the notes will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as required by clause (4) of the first paragraph of the definition of “Change of Control.”
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes of either series as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.
“Change of Control” means the occurrence of any one of the following:
1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;
2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;
3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or
5) the adoption of a plan relating to the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company, and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” (i) with respect to the 2027 notes means the 2027 notes cease to be rated Investment Grade by S&P or, if S&P and another “nationally recognized statistical rating organization” (as defined in Rule 15c3-1(c)(2)(vi)(F)

of the Exchange Act) shall provide a rating of the 2027 notes, by S&P and any such other rating organization, and (ii) with respect to the 2030 notes, means the 2030 notes cease to be rated Investment Grade by S&P or Fitch or, if S&P or Fitch and another “nationally recognized statistical rating organization” (as defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act) shall provide a rating of the 2030 notes, by S&P or Fitch and any such other rating organization, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as S&P (in the case of the 2027 notes) or S&P or Fitch (in the case of the 2030 notes) or such other rating organization shall have publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:
1) was a member of such board of directors on the date of the indenture; or
2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Investment Grade” means a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating category of S&P or Fitch, as applicable); and an equivalent rating of another “nationally recognized statistical rating organization” that shall provide a rating of the notes of a series.
“Fitch” means Fitch Ratings, a part of the Fitch Group, and its successors.
“S&P” means S&P Global Ratings and its successors.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Limitations on Liens
We have covenanted in the indenture that we will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any of our or our Restricted Subsidiaries’ properties or assets (a “Lien”), whether owned on the applicable date of issuance of the notes or thereafter acquired, unless the notes are at least equally and ratably secured with such secured Indebtedness (together with, if we so determine, any other Indebtedness of or guaranty by us or such Restricted Subsidiary then existing or thereafter created that is not subordinated to the notes) for so long as such other Indebtedness is so secured (and any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the Lien securing such other Indebtedness); provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):
1) Liens on property or other assets of any Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;
2) Liens on property or other assets existing at the time of acquisition by the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such acquisition;
3) Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;
4) Liens in our favor or in favor of a Restricted Subsidiary;
5) Liens existing on the date of issuance of the notes;
6) Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

7) Liens arising in connection with the financing of accounts receivable by us or any Restricted Subsidiary; provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000; and
8) extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above without increase of the principal of the Indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any property of the Company or that of any Restricted Subsidiary, as the case may be, other than the property specified in the foregoing clauses and improvements to this property.
Notwithstanding the foregoing, the Company and any Restricted Subsidiary may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the notes; provided, that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, and (ii) the Attributable Debt of all our Sale/Leaseback Transactions (as defined below) permitted by the third paragraph under “Limitation on Sale and Leaseback Transactions” below does not at such time exceed 5% of Consolidated Total Assets.
Limitations on Sale and Leaseback Transactions
We have covenanted in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any Restricted Subsidiary transfers, such property to a Person and either we or any Restricted Subsidiary leases it back from such Person (a “Sale/Leaseback Transaction”), unless:
•we or such Restricted Subsidiary could, at the time of entering into such arrangement, incur Indebtedness secured by a Lien on the property involved in the transaction in an amount at least equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the notes as described under “Limitation on Liens” above; or
•the net proceeds of the Sale/Leaseback Transaction are at least equal to such property’s fair market value, as determined by our Board of Directors, and the proceeds are applied within 180 days of the effective date of the Sale/Leaseback Transaction to the repayment of senior indebtedness of ours or any Restricted Subsidiary.
The restrictions set forth above do not apply to a Sale/Leaseback Transaction: (i) entered into prior to the date of issuance of the notes; (ii) that exists at the time any Person that owns property or assets becomes a Restricted Subsidiary; (iii) between us and a Restricted Subsidiary or between Restricted Subsidiaries; (iv) involving leases for a period of no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.
Notwithstanding the restrictions contained above, we and our Restricted Subsidiaries may enter into a Sale/Leaseback Transaction; provided that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into pursuant to the above restrictions, together with the aggregate amount of all outstanding Indebtedness secured by Liens as permitted by the last paragraph under the section entitled “Limitation on Liens” above, does not at such time exceed 5% of Consolidated Total Assets.
“Attributable Debt” means an amount equal to the lesser of (i) the fair market value of the property (as determined by our Board of Directors) or (ii) the present value of the total net amount of payments to be made under the lease during its remaining term, discounted at the interest rate set forth or implicit in the terms of the lease, compounded semi-annually.
“Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on our most recent consolidated balance sheet, as determined under GAAP.
“GAAP” means with respect to any computations required or permitted hereunder, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however, if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such person as a liability on the date as of which Indebtedness is to be determined.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Restricted Subsidiary” means any Subsidiary (i) the Total Assets of which exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal year or (ii) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated subsidiaries as of the end of the most recently completed fiscal year.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.
“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
SEC Reports
The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the Trustee within 30 days after the same are filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR.
Events of Default
Holders of each series of notes will have specified rights if an Event of Default (as defined below) occurs.
The term “Event of Default” in respect of a series of notes means any of the following:
•we do not pay interest on any note of such series within 30 days of its due date;
•we do not pay the principal of or any premium on any note of such series, when due and payable, at maturity, or upon acceleration or redemption;
•we remain in breach of a covenant or warranty in respect of the indenture or any note of such series (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes of such series;
•we or a Restricted Subsidiary fail to pay the principal of any Indebtedness when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of our or any of our Restricted Subsidiaries’ Indebtedness in an aggregate amount of $50 million or more; or
•we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default. Neither the Trustee nor the paying agent shall have any responsibility for effecting such currency conversions.
If an Event of Default with respect to a series of notes has occurred, the Trustee or the holders of at least 25% in principal amount of the applicable series of notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of such notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the applicable series of notes may also waive certain past defaults under the indenture with respect to the notes on behalf of all of such holders of the notes of such series. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the applicable series of notes and the Trustee.
The Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of notes of the applicable series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.
Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to a series of notes, the following must occur:
•such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;
•holders of at least 25% in principal amount of the notes of the applicable series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and
•the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.
Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the notes of a series on or after the due date.
We are required to furnish to the Trustee annually, within 120 days after the end of each fiscal year, a brief certificate from certain of our officers as to his or her knowledge of our compliance with all conditions and covenants under the indenture and, in the event of any default, specifying each such default and the nature and status thereof of which such officer may have knowledge.
Modification of the Indenture
The indenture provides that we and the Trustee may, without the consent of any holders of notes, enter into supplemental indentures for the purposes, among other things, of:
•curing ambiguities or inconsistencies in the indenture or making any other provisions with respect to matters or questions arising under the indenture;
•providing for the assumption by a successor corporation of the obligations of the Company under the indenture;
•adding guarantees with respect to the notes;
•securing the notes;
•adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company;
•adding additional events of default;
•making any change that does not adversely affect the rights of any holder;
•changing or eliminating any provisions of the indenture so long as there are no holders entitled to the benefit of the provisions;
•complying with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or
•conforming the provisions of the indenture and the notes to the “Description of Notes” section in the prospectus supplement relating to the applicable series of notes.
With specific exceptions, the indenture or the rights of the holders of the notes of a series may be modified by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes of such series, but no modification may be made without the consent of the holder of each outstanding note of a series that, among other things, would:
•extend the maturity of any payment of principal of or any installment of interest on any notes of such series;

•reduce the principal amount of any note of such series, or the interest thereon, or any premium payable on any note of such series upon redemption thereof;
•change any place of payment where, or the currency in which, any note of such series or any premium or interest is denominated as payable;
•change the ranking of the notes of such series;
•impair the right to sue for the enforcement of any payment on or with respect to any note of such series; or
•reduce the percentage in principal amount of outstanding notes of such series required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.
Defeasance and Covenant Defeasance
We may elect either (i) to defease and be discharged from any and all obligations with respect to the notes of any series (except as otherwise provided in the indenture) (“defeasance”), or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, as certified by a nationally recognized firm of certified public accountants or other appropriate independent financial professional, without reinvestment, to pay the principal of, premium, if any, and interest on the notes of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. We may exercise our defeasance option with respect to either series of the notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the notes of such series may not thereafter be accelerated because of an Event of Default.
If we exercise our covenant defeasance option, payment of the notes of such series may not thereafter be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
As used in this section, the term “government obligations” shall include (i) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.
Paying Agent and Payments on the Notes
Principal of, premium, if any, and interest on the notes of each series will be payable at the office of the Paying Agent or, at the option of the Company, payment of interest may be made by check mailed to the holders of the notes of such series at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes of such series represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. We may change the paying agent without prior notice to the holders and the Company or any of its Subsidiaries may act as paying agent. With respect to the 2027 notes, we undertake to maintain a paying agent in a member state of the European Union that, to the extent permitted by law, will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income in relation to the 2027 notes.
Issuance in Euros
Initial holders of each series of the notes were paid for the notes of such series in euros, and all payments of interest and principal, including payments made upon any redemption of the notes of such series, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes of such series will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes of such series so made in U.S. dollars will not constitute an event of default under the notes of such series or the indenture governing the notes of such series. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
“Market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Title
We, the Trustee and any agent of ours may treat the registered owner of any debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
Replacement of Notes
We will replace any mutilated note at the expense of the holders upon surrender to the Trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the Trustee will be required at the expense of the holder of the note before a replacement note will be issued.
Book-Entry System
Global Clearance and Settlement
The notes of each series were issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and were deposited on the closing date with a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the global notes are represented, and transfers of such beneficial interests are effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests must be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes are not entitled to have notes registered in their names, and are not entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners are not considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.
Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.
Certificated Notes
If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. Our definitive form of the notes can be transferred by presentation for registration to the registrar at its office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.
Notices
Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.
Registrar and Transfer Agent
Elavon Financial Services DAC has been appointed as registrar for the 2027 notes. Elavon Financial Services DAC, UK Branch has been appointed as transfer agent for the 2027 notes. U.S. Bank National Association has been appointed as registrar and transfer agent for the 2030 notes. We may change the registrar and the transfer agent for either series of the notes without prior notice to the holders, and we or any of our Subsidiaries may act as the registrar or the transfer agent.
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.